EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 19, 2007 by and between Jeff Benck (the “Executive”), and QLogic Corporation, a Delaware corporation (the “Corporation”), effective as of the Executive’s initial day of employment by the Corporation (the “Effective Date”).
     THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
     A. The Corporation desires that the Executive be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.
     B. The Executive is willing to accept such employment on such terms and conditions.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1. Retention and Duties.
     1.1 Retention. The Corporation does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.
     1.2 Duties. During the Period of Employment, the Executive shall serve the Corporation as its President and Chief Operating Officer. The Executive shall have duties consistent with such positions, and such other duties as reasonably assigned from time to time by the Corporation’s Chief Executive Officer. The Executive shall also be subject to the corporate policies of the Corporation as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading and business ethics policies, as they may change from time to time). The Executive shall report directly to the Chief Executive Officer. The other executive officers of the Corporation, other than the Chief Financial Officer and General Counsel, shall report directly to the Executive. As the Corporation’s Chief Operating Officer, the Executive shall be principally responsible for, without limitation, without limiting the Executive’s other duties to the Corporation, and without limiting the authority of the Chief Executive Officer or the Corporation’s Board of Directors (the “Board”), the overall operations of the Corporation and its subsidiaries.
     1.3 No Other Employment; Minimum Time Commitment. Throughout the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and (ii) hold no other job. The Executive agrees that any investment or direct involvement in, or any appointment to or continuing service on the board of directors or similar body of, any corporation or other entity must be first approved in writing by the Corporation. The foregoing provisions of this Section 1.3 shall not prevent the Executive from investing in real estate for the Executive’s own account or from investing in non-competitive publicly-traded securities to the extent permitted by Section 7(b). The Executive agrees that, as of the Effective Date, Exhibit A to this Agreement sets forth a complete and accurate description of (i) any investment or direct involvement of the Executive in any other corporation or business that reasonably could be construed as falling outside of the scope of the foregoing permitted investments and involvement, and (b) any board of directors or similar body of any corporation or other entity on which the Executive is a member. The Corporation may require the Executive to resign from membership on any board or similar body of any entity, on which he may now or in the future serve, if the Corporation determines that the Executive’s membership on such board or similar body interferes (interference shall include, without limitation, giving rise to conflicts or competitive activity) with the performance of the Executive’s duties hereunder.
     1.4 No Breach of Contract. The Executive hereby represents to the Corporation that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound (including, without limitation, any confidentiality, trade secret or similar agreement with any other person or entity).
     1.5 Location. The Executive acknowledges that the Corporation’s principal executive offices are currently located in Aliso Viejo, California. The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as they may be moved from time to time at the discretion of the Corporation. The Executive agrees that the Executive will be regularly present at the Corporation’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Corporation.
2. Period of Employment. The “Period of Employment” shall, unless sooner terminated as provided herein, be a period of one year commencing on the Effective Date and ending at the close of business on the day prior to the first anniversary of the Effective Date (the “Initial Term”). Prior to the expiration of the Initial Term, the Executive and the Corporation’s Chief Executive Officer shall negotiate in good faith regarding the Executive’s possible role and responsibilities for continued employment by the Corporation following the Initial Term. If, prior to the expiration of the Initial Term, the Executive and the Chief Executive Officer do not reach an agreement regarding the Executive’s role and responsibilities following the Initial Term, or the Corporation’s Board of Directors fails to approve the terms and conditions of the Executive’s employment that are to apply following the Initial Term, then the Executive shall have the option to terminate his employment by the Corporation, and such termination shall be deemed to be for Good Reason as defined in Section 5.5 (and so triggering the benefits set forth in Section 5.3(b)). The parties understand and agree that the Executive’s rights under the Change in Control Agreement (as defined in Section 5.3(b)) shall be determined pursuant to the terms of such agreement and that the expiration of the Initial Term does not itself constitute “Good Reason” or “Cause” as such terms are defined under the Change in Control Agreement.

     3. Compensation.
     3.1 Base Salary. The Executive’s base salary for the Period of Employment (the “Base Salary”) shall be at an annual rate of $400,000.
     The Executive’s Base Salary determined in accordance with the foregoing shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Corporation may increase (but it will not decrease) the Base Salary rate.
     3.2 Incentive Bonus. The Executive will be eligible to participate in the QLogic Incentive Program. The Executive’s incentive target for the Corporation’s fiscal year ending in 2008 will be the product of (i) 70%, and (ii) the annual Base Salary rate, and (iii) a fraction, the numerator of which is the number of days between the Effective Date and the last day of the Corporation’s fiscal year ending in 2008, and the denominator of which is 365. All of the generally-applicable terms and conditions of the QLogic Incentive Program shall apply, including, without limitation, the requirement that the Executive continue to be employed through the last day of the fiscal year to be entitled to receive an incentive payment.
     3.3 Initial Stock Option Grant. The Corporation will recommend to the Compensation Committee of the Board that Executive be granted a nonqualified stock option (the “Option”) under the QLogic Corporation 2005 Performance Incentive Plan (the “Plan”) to purchase 180,000 shares of Common Stock of the Corporation at a price per share equal to the fair market value as of the grant date. Such grant shall be effective upon the Effective Date. The Option will be exercisable only to the extent that it is vested. The Option will vest as to 25% of the shares subject thereto on the first anniversary of the Effective Date, and the remaining shares subject thereto shall vest ratably on a quarterly basis (6-1/4% per quarter) over the three years following the first anniversary of the Effective Date). The maximum term of the Option will be ten (10) years. The Option shall be evidenced by an option agreement in substantially the form attached hereto as Exhibit B (the “Option Agreement”), and shall be subject to all of the terms and conditions of the Plan and such Option Agreement.
     3.4 Initial RSU Grant. The Corporation will recommend to the Compensation Committee of the Board that Executive be granted restricted stock units (“RSUs”) representing 30,000 shares of Common Stock of the Corporation at the next regular date for the grant of such RSUs that occurs on or after the Effective Date. Such RSUs will vest 25% on each of the first four anniversaries of the grant date. The RSUs shall be evidenced by an RSU agreement substantially in the form of the RSU Agreement attached hereto as Exhibit C (the “RSU Agreement”), and shall be subject to all of the terms and conditions of the Plan and such RSU Agreement.
     3.5 Sign-On Bonus. The Corporation will pay Executive a sign-on bonus of $260,000 (less applicable taxes) on Executive’s first regular paycheck from the Corporation. If, prior to the first anniversary of the Effective Date, the Corporation terminates Executive’s employment with Cause, or the Executive voluntarily terminates his employment with the Corporation other than for Good Reason, Executive will repay the entire sign-on bonus. Executive agrees that the Corporation is authorized to satisfy any repayment obligation by deduction from Executive’s earnings, accrued vacation or any other cash compensation payable to Executive, to the full extent allowed by law, and/or collect such repayment directly from the Executive.

     3.6 Relocation Assistance. The Corporation will reimburse the Executive for rental of a furnished corporate apartment in the Aliso Viejo, California area up to a maximum rental amount of $4,000 per month. Such rental reimbursement shall end upon the earlier of (i) four months following the Effective Date or (ii) Executive occupying a home purchased in the Orange County, California area.
     The Corporation will provide or reimburse Executive for up to three round trip airline tickets from North Carolina to Orange County, California for one family visit to assist in relocation. The Corporation shall provide (or reimburse Executive for) one round trip airfare ticket per month in the four months following the Effective Date for Executive to return to North Carolina to assist in moving his family to Orange County, California.
     If Executive sells his home in North Carolina during the first twelve months following the Effective Date, the Corporation will reimburse Executive for all reasonable and customary seller costs associated with such sale; provided, however, that the real estate commission reimbursed for such sale shall not exceed 6% of the sale price. In the event the Executive purchases a home in the Orange County, California area within the first twelve months following the Effective Date, the Corporation will reimburse Executive for the actual expenses incurred by Executive for moving his family, as well as all reasonable and customary closing costs associated with the purchase of a home in the Orange County, California area; provided, however, that the reimbursement for loan fees shall not exceed 1%, and further provided that no reimbursement shall be made for loan discount points.
     In addition, the Corporation shall pay to the Executive a relocation allowance in the amount of $25,000.

4. Benefits.
     4.1 Health and Welfare. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available by the Corporation to the Corporation’s senior-level employees generally, as such plans or programs may be in effect from time to time.
     4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Corporation under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Corporation, subject to the Corporation’s expense reimbursement policies in effect from time to time.
     4.3 PTO and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid time off (“PTO”) at the rate of three weeks per year in accordance with the Corporation’s standard policies in effect from time to time, including the Corporation’s policies regarding PTO accruals. The Executive shall also be entitled to all other holiday and leave pay generally available to other employees of the Corporation.
5. Termination.
     5.1 Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the

Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).
     5.2 Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive, on no less than thirty (30) days prior written notice to the Corporation (unless Executive terminates his employment for Good Reason, in which case the procedures set forth below with respect to Good Reason will apply, or unless otherwise mutually agreed in writing).
     5.3 Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:
          (a) the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5); and
          (b) If, during the Period of Employment, the Executive’s employment is terminated as contemplated by Section 2, by the Corporation without Cause or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either (x) the Executive’s death, or (y) a good faith determination by the Board that the Executive has a Disability), the Corporation shall, subject to the conditions set forth in the following paragraph, also pay the Executive severance benefits of (i) continued Base Salary for the remainder of the Period of Employment; (ii) a lump sum payment equal to one year’s Base Salary; (iii) if not previously vested, acceleration of vesting effective as of his last day of employment of the first

25% of the Option referred to in Section 3.3 and the first 25% of the RSUs referred to in Section 3.4; and (iv) Company-paid medical benefits for the Executive and his dependents for a number of months following termination of employment equal to the number of months described in (i) above plus 12. Subject to the conditions set forth in the following paragraph and in Section 5.6 below, the lump sum amount described in clause (ii) above shall be paid to the Executive (without interest) no later than 10 business days following the date on which the release referred to in Section 5.4 becomes effective by its terms.
     Any obligation of the Corporation pursuant to Section 5.3(b) to pay a severance benefit in the circumstances described therein is further subject to the following two conditions precedent: (i) such severance obligation shall be paid only if the Executive has remained in compliance with all of the provisions of Section 5.6 and Sections 7 through 12, and such obligation shall terminate immediately if the Executive either (A) is for any reason not in compliance with one or more of the provisions of Section 5.6, and Sections 7 through 12, or (B) has in the past breached one or more of the provisions of Sections 7 through 12; and (ii) the Executive’s satisfaction of the release obligations set forth in Section 5.4. For purposes of the preceding sentence, if the Executive is not in compliance with one or more provisions of Section 5.6, and Sections 7 though 12, and a cure is reasonably possible in the circumstances, the Executive will not be deemed to have breached such provision(s) unless the Executive is given notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required) to cure such breach and such breach is not cured within such time period. The parties agree that a cure will not be reasonably possible in all circumstances including, without limitation, a material breach of confidentiality or similar occurrence.

          The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any); or (iv) any rights that the Executive may have under and with respect to a stock option or restricted stock award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award.
          The Executive has concurrently entered into a change in control severance agreement in the form attached hereto as Exhibit D (the “Change in Control Agreement”). Pursuant to the terms of the Change in Control Agreement, if the Executive should be entitled to benefits under both this Agreement and the Change in Control Agreement as a result of a termination of employment, then the “Severance Benefits” (as defined in the Change in Control Agreement) shall be reduced by the benefit payable under this Section 5.3(b).
     5.4 Release; Exclusive Remedy.
          (a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as defined in Section 5.5) (in substantially the form attached to the Change in Control

Agreement) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.
          (b) The Executive agrees that the payments contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.
     5.5 Certain Defined Terms.
          (a) As used herein, “Accrued Obligations” means:
     (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the date of termination; and
     (ii) any Incentive Bonus that had become payable (i.e., an Incentive Bonus for which all conditions for payment, such as continued employment had been satisfied) pursuant to Section 3.2 but had not been paid; and
     (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive prior to the date the Period of Employment terminates.

          (b) As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board based on its reasonable belief at the time, that, during the Period of Employment, any of the following events or contingencies exists or has occurred:
     (i) the Executive has been negligent in the discharge of the Executive’s duties to the Corporation or one of its affiliates, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a Disability or analogous condition) incapable of performing those duties; provided however that the Board shall provide the Executive with written notice detailing the basis on which it believes it has or may have Cause to terminate his employment under this clause (i), and to the extent such circumstances are curable by Executive, following receipt of which the Executive shall have at least 10 business days in which to cure such circumstances so as to eliminate grounds for a Cause termination; or
     (ii) the Executive has committed or engaged in an act of moral turpitude, theft, embezzlement or fraud, , an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or in connection with his position, duties and authority with the Corporation, been dishonest or committed a breach of confidentiality; or
     (iii) the Executive has breached a fiduciary duty to, or willfully and materially violated any other duty, law, rule, regulation or policy of, the Corporation or an affiliate; or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses); or
     (iv) the Executive has materially breached any of the material provisions of any agreement with the Corporation or a subsidiary; or
     (v) the Executive has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation or a subsidiary; or
     (vi) the Executive’s execution and delivery of this Agreement or the performance by the Executive of the Executive’s duties hereunder constitutes a breach of, or otherwise contravenes, the terms of any other agreement or policy to which the Executive is a party or otherwise bound in a way that is materially injurious to the Corporation.
          (c) As used herein, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Corporation, for thirty (30) days in any consecutive twelve (12) month period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Corporation or its insurers.

          (d) As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:
     (i) a material breach of this Agreement by the Corporation, including any breach of the terms relating to the Executive’s compensation; or
     (ii) a materially significant diminution in the Executive’s position, duties and authority; or
     (iii) the relocation of the Executive’s offices, as assigned to him by the Corporation, more than fifty (50) miles outside of Aliso Viejo, California; or
     (iv) the failure of the Corporation to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Corporation within fifteen (15) days upon a merger, consolidation, sale or similar transaction.
          provided, however, that none of the events specified in clause (i) or (ii) above shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Corporation’s actual receipt of such written notice. The Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Executive does not terminate employment and claim Good Reason for such termination within sixty (60) days after the Executive has knowledge of an event or circumstance that would constitute Good Reason, then the Executive shall be deemed to have waived his right to claim Good Reason as to that specific event or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate, event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Executive’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Executive’s authorities (when taken into consideration with the first reduction) constitutes a “materially significant diminution” in the nature or status of the Executive’s authorities).
          (f) As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Corporation, its parent (if any), the Corporation’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Executive’s employment relationship with each and every member of the Company Group (as defined in Section 7(a)) (as defined in Section 7) with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Corporation obligation to the Executive that may be due to the Executive pursuant to Section 5.3(b) upon the Corporation’s receipt of such release). The Release shall also contain the Executive’s warrant that he has not theretofore assigned or transferred to any person or entity, other than the Corporation, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Corporation and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. Notwithstanding anything contained above to the contrary, the Executive shall not be required to release any rights he has to benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; rights under COBRA; rights to receipt of benefits otherwise due him under the Corporation’s 401(k) plan (if any); rights to be indemnified or to have expenses paid and/or advanced to him in connection with any claims against him as to which he has been indemnified by the Corporation under its charter documents, state corporate or similar law, any indemnification agreement with the Corporation during his tenure as an officer of the Corporation, or under any Corporation insurance policy providing such coverage; or any post-employment rights under any equity award agreement.
     5.6 Resignation From Boards. Upon or promptly following any termination of Executive’s employment with the Corporation, the Executive agrees to resign from (i) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve (if any), and (ii) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.
     5.7 Code Section 409A.
     (a) If upon the expiration of the Initial Term the Executive terminates his employment with the Corporation under the circumstances described in Section 2, and as of the date of his termination of employment, the Executive is a “specified employee,” as defined in Section 409A of the Code (“Section 409A”), the Executive shall not be entitled to any payments under Sections 5.3(b)(i) and 5.3(b)(ii) until the earlier of (i) the date which is six months after his termination of employment, or (ii) the date of the Executive’s death. At the end of such six-month period (or upon the Executive’s death during the six-month period), the payments under Section 5.3(b)(i) and Section 5.3(b)(ii) shall be paid as soon as feasible in a lump sum.
     (b) If, after April 1, 2008, (i) the Executive terminates his employment with the Corporation under circumstances satisfying any of subsections (i) through (iv) of the definition of Good Reason set forth in Section 5.5(d)), or (ii) the Corporation terminates the Executive’s employment without Cause, and in either case as of the date of his termination of employment the Executive is a “specified employee,” the payments to Executive during the period ending on the earlier of (A) the date which is six months after his termination of employment or (B) the date of his death shall not exceed the “Interim Payment Limit,” as defined below. The Interim Payment Limit is two times the lesser of (aa) Executive’s annualized compensation from the Corporation for calendar 2007, or (bb) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17). Payments up to the Interim Payment Limit shall first be made as that portion (up to 100%) of the lump sum payment under Section 5.3(b)(ii) that does not exceed the Interim Payment Limit, and any remaining payments of continued salary under Section 5.3(b)(i) up to the Interim Payment Limit shall be shall be paid according to the Corporation’s customary payroll practices. At the end of such six-month period (or upon the Executive’s death during the six-month period), any remaining unpaid amounts under Section 5.3(b)(i) and Section 5.3(b)(ii) shall be paid as soon as feasible in a lump sum.
     (c) The provisions of this Section 5.7 are intended to satisfy Code Section 409A and the regulations thereunder, and shall be interpreted and applied in a manner consistent with Code Section 409A and such regulations.
     6. Means and Effect of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice (a “Notice of Termination”) from the terminating party to the other party. The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. No termination of Executive’s employment by the Corporation shall be considered to be for Cause unless it is made pursuant to a Notice of Termination. Any termination of Executive’s employment by the Corporation (other than on account of Executive’s death or a good faith determination by the Board that the Executive has a Disability) not made pursuant to a Notice of

Termination shall be considered a termination without Cause. No termination of Executive’s employment by the Executive shall be considered to be for Good Reason unless it is made pursuant to a Notice of Termination. Any termination of Executive’s employment by the Executive not made pursuant to a Notice of Termination shall be considered a termination without Good Reason.
     7. Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees as follows:
          (a) As a result of the particular nature of the Executive’s relationship with the Corporation, in the capacities identified earlier in this Agreement, for the Period of Employment the Executive hereby agrees that he will not, directly or indirectly, (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any business that competes with the business of the Corporation or any of its affiliates (the Corporation and its subsidiaries are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, or (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the

Company Group may conduct operations, and any businesses which any entity within the Company Group has specific plans to conduct operations in the future and as to which the Executive is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.
          (b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) or more of any class of securities of such person.
     8. Confidentiality. As material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other in the course of the Executive’s duties hereunder, or unless compelled by lawful process after written notice to the Corporation of such notice along with sufficient time for the Corporation to try and overturn such lawful process, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.
     9. Inventions and Developments.
          (a) All inventions, policies, systems, developments or improvements conceived, designed, implemented and/or made by the Executive, either alone or in conjunction with others, at any time or at any place during the Period of Employment, whether or not reduced to writing or practice during such Period of Employment, which directly or indirectly relate to the business of any entity within the Company Group, or which were developed or made in whole or in part using the facilities and/or capital of any entity within the Company Group, shall be the sole and exclusive property of the Company Group. The Executive shall promptly give notice to the Corporation of any such invention, development, patent or improvement, and shall at the same time, without the need for any request by any person or entity within the Company Group, assign all of the Executive’s rights to such invention, development, patent and/or improvement to the Company Group. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent of the United States or any foreign country that any entity in the Company Group desires to file.
          (b) All copyrightable work by the Executive during the Period of Employment that relates to the business of any entity in the Company Group is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company Group. If the copyright to any such copyrightable work is not the property of the Company Group by operation of law, the Executive will, without further consideration, assign to the Company Group all right, title and interest in such copyrightable work and will assist the entities in the Company Group and their nominees in every way, at the Company Group’s expense, to secure, maintain and defend for the Company Group’s benefit copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company Group whether copyrighted or not.
     10. Anti-solicitation. The Executive promises and agrees that during the Period of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group.
     11. Soliciting Employees. The Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group, who earned annually $50,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

     12. Return of Property. The Executive agrees to truthfully and faithfully account for and deliver to the Corporation all property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates, which the Executive may receive from or on account of the Corporation, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Period of Employment, or the Corporation’s demand, the Executive shall immediately deliver to the Corporation all such property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates.
     13. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
     14. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.
     15. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

     16. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
     17. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
     18. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
     19. Entire Agreement. The Executive has contemporaneously entered into this Agreement, a change of control severance agreement, certain equity award agreements attached to this Agreement, a confidentiality agreement and an inventions agreement (collectively, the “Employment Agreements”). The Employment Agreements embody the entire agreement of the parties hereto respecting the matters within the scope of the Employment Agreements. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.
     20. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
     21. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     22. Resolution of Disputes.
          (a) Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the other Employment Agreements, any attachments or exhibits to any such agreements, the enforcement or interpretation of any such an agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of such an agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator (the “Arbitrator”) selected from judicial arbitration mediation services (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
          (b) The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 22.
          (c) The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).

          (d) Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 22, the Executive and the Corporation acknowledge that any breach of any of the covenants or provisions contained in Sections 5.6, and 7 through 12 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 5.6, and 7 through 12 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 5.6, and 7 through 12.
23. Notices.
          (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:
(i) if to the Corporation:
Qlogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
Attention: General Counsel

with a copy to:
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, CA 92660
Attention: Gary Singer, Esq.
     (ii) if to the Executive at the last address of the Executive on the books of the Corporation.
          (b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 23 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.
     24. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
     25. Provisions that Survive Termination. The provisions of 5.3, 5.4, 5.5, 5.6, 7 through 24, 26, and this Section 25 shall survive any termination of the Period of Employment.

     26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement on April 19, 2007.

“CORPORATION”

Qlogic Corporation a Delaware corporation

By:	/s/ H.K. Desai

Print Name:	H.K. Desai

Title:	Chairman and Chief Executive Officer

“EXECUTIVE”

/s/ Jeff Benck Jeff Benck

Exhibit A
(Section 1.3)
Member of family-owned LLC

Exhibit B
QLOGIC CORPORATION
2005 PERFORMANCE INCENTIVE PLAN
TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION
1. General.
     These Terms and Conditions of Nonqualified Stock Option (these “Terms”) apply to a particular stock option (“Option”) to purchase shares of Common Stock of QLogic Corporation (the “Corporation”) if incorporated by reference in the Notice of Grant Agreement (“Grant Notice”) corresponding to that particular grant. The recipient of the Option identified in the Grant Notice is referred to as the “Grantee.” The per share exercise price of the Option as set forth on the Grants tab on the CEFS website (www.ubs.com/cefs/qlgc) is referred to as the “Exercise Price.” The effective date of grant of the Option as set forth on the Grants tab on the CEFS website is referred to as the “Award Date.” The Option was granted under and subject to the QLogic Corporation 2005 Performance Incentive Plan (the “Plan”) and these Terms. Capitalized terms are defined in the Plan if not defined herein. The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Option Agreement” applicable to the Option, or this “Option Agreement.”
2. Vesting; Limits on Exercise; Incentive Stock Option Status.
     Subject to adjustment under Section 7.1 of the Plan and further subject to early termination under Section 5 of these Terms and Section 7.4 of the Plan, the Option shall become vested as follows: (1) 25% of the total number of shares of Common Stock subject to the Option shall vest on the first anniversary of the Award Date; and (2) an additional 6.25% of the total number of shares of Common Stock subject to the Option shall vest on the last day of each calendar quarter following the calendar quarter in which the first vesting date occurs until the Option is vested as to all of the shares of Common Stock subject thereto. The Option may be exercised only to the extent the Option is vested and exercisable.
•	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100 shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

3. Continuance of Employment/Service Required; No Employment/Service Commitment.
     The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 5 below or under the Plan.
     Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation.
4. Manner of Exercise.
     4.1 Method of Exercise of Option.
     The Corporation has established a web – based system for managing and exercising Options. Currently, UBS Financial Services, Inc. manages Option exercises. In order to exercise an Option, the Grantee must contact UBS either by logging on to the UBS OneSource website (http://www.ubs.com/onesource/qlgc) or by calling the UBS Call Center at 1-866-756-4421. UBS will request from the Grantee information regarding the Option to be exercised, the method of payment of the exercise price and the order type. In addition, the Grantee may elect to have income taxes withheld at higher than the statutory rate. In order to comply with the terms of the Plan, the Grantee also must deliver:
•	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer, or utilizing the UBS same day sale procedures;

•	any written statements or agreements required pursuant to Section 8.1 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 8.5 of the Plan.
The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator. For other methods of payment for exercise, contact the Administrator.
     4.2 Responsibility for Taxes. The ultimate liability for any and all tax, social insurance and payroll tax withholding legally payable by an employee under applicable law (including without limitation laws of foreign jurisdictions)(“Tax-Related Items”) is and remains Grantee’s responsibility and liability and the Corporation (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option and the subsequent sale of the

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shares of Common Stock subject to the Option; and (b) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Grantee’s liability for Tax-Related Items.
          Prior to exercise of the Option, Grantee shall pay or make adequate arrangements satisfactory to the Administrator to satisfy all withholding obligations of the Corporation. In this regard, Grantee authorizes the Corporation to withhold all applicable Tax-Related Items legally payable by Grantee from his or her wages or other cash compensation paid to Grantee by the Corporation or from proceeds of sale. Alternatively, or in addition, if permissible under local law, the Corporation may sell or arrange for the sale of shares of Common Stock that Grantee is due to acquire to meet the minimum withholding obligations for Tax-Related Items. Finally, Grantee shall pay to the Corporation any amount of any Tax-Related Items that the Corporation may be required to withhold as a result of Grantee’s participation in the Plan or Grantee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described.
5. Early Termination of Option.
     5.1 Expiration Date. Subject to earlier termination as provided below in this Section 5, the Option will terminate on the tenth (10th) anniversary of the Award Date (the “Expiration Date”).
     5.2 Possible Termination of Option upon Change in Control. The Option is subject to termination in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7.4 of the Plan.
     5.3 Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 5.2 above, if the Grantee ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Corporation or a Subsidiary is referred to as the Grantee’s “Severance Date”):
•	other than as expressly provided below in this Section 5.3, (a) the Grantee will have until the date that is 3 months after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 3-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-month period; if the termination of the Grantee’s employment or services is the result of the Grantee’s death or Total Disability (as defined below), (a) the Grantee (or his or her beneficiary or personal representative, as the case may be) will have until the date that is 12 months after the Grantee’s Severance Date to exercise the Option, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period;

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•	if the Grantee’s employment or services are terminated by the Corporation or a Subsidiary for Cause (as defined below), the Option (whether vested or not) shall terminate on the Severance Date.
     For purposes of the Option, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).
     For purposes of the Option, “Cause” means that the Grantee:
(1)	has been negligent in the discharge of his or her duties to the Corporation or any of its Subsidiaries, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(2)	has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);

(3)	has materially breached any of the provisions of any agreement with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or

(4)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; has improperly induced a vendor or customer to break or terminate any contract with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has induced a principal for whom the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries acts as agent to terminate such agency relationship.
     In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 5.2. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Option Agreement.
6. Non-Transferability.
     The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 5.7 of the Plan.

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7. Adjustment.
     The total number of shares of Common Stock subject to the Option, as well as the Exercise Price of the Option, are subject to adjustment pursuant to Section 7.1 of the Plan.
8. Data Privacy Consent.
     Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Corporation, its Subsidiaries, or affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.
     Grantee further understands that the Corporation, its Subsidiaries or affiliates hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock held in the Corporation and details of all Options or other entitlements to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Grantee’s country. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired upon exercise of the Option. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting the Corporation’s human resources department. Grantee understands that withdrawal of consent may affect Grantee’s ability to exercise or realize benefits from the Option.
9. Nature of Grant.
     In accepting the grant of the Option, Grantee acknowledges that: (i) the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, suspended or terminated by the Corporation at any time, as provided in the Plan and these Terms; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options even if stock options have been granted repeatedly in the past; (iii) all decisions with respect to future grants will be at the sole discretion of the Corporation; (iv) Grantee’s participation in the Plan shall not create a right to further employment and shall not interfere with the ability of the Corporation or its subsidiaries to terminate Grantee’s employment relationship at any time with or without cause; (v) Grantee’s participation in the Plan is voluntary; (vi) in the event that Grantee is not an employee of the Corporation, the Option grant will not be interpreted to form an employment contract or relationship with the Corporation, and furthermore, the

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Option grant will not be interpreted to form an employment contract with the Corporation and any of its Subsidiaries or affiliates; (vii) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (viii) if the underlying shares of Common Stock do not increase in value, the Option will have no value; (ix) if Grantee exercises his or her Option and obtains shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Exercise Price; and (x) no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or shares of Common Stock acquired pursuant to the Option and Grantee irrevocably releases the Corporation and its Subsidiaries and affiliates from any such claim that may arise.
10. Notices.
     Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.
11. Plan.
     The Option and all rights of the Grantee under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Option Agreement. The Grantee acknowledges having read and understanding the Plan and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
12. Entire Agreement.
     This Option Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

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13. Governing Law.
     This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
14. Effect of this Agreement.
     Subject to the Corporation’s right to terminate the Option pursuant to Section 7.4 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.
15. Section Headings.
     The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
16. Acceptance.
     In accepting the grant of the Option, Grantee acknowledges receipt of a copy of the Plan, the Grant Notice and these Terms. Grantee has read and understands the terms and provisions thereof, and has accepted the Option subject to all terms and conditions of the Plan, the Grant Notice and these Terms. Grantee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the shares of Common Stock acquired upon exercise and that Grantee should consult a tax adviser prior to such exercise or disposition.

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Exhibit C
(Section 3.4)
QLOGIC CORPORATION
2005 PERFORMANCE INCENTIVE PLAN
TERMS AND CONDITIONS OF STOCK UNIT AWARD
1.	General.
          Subject to these Terms and Conditions of Stock Unit Award (these “Terms”) and the QLogic Corporation 2005 Performance Incentive Plan (the “Plan”), QLogic Corporation (the “Corporation”) has granted to the Grantee (as defined below) a credit of stock units under the Plan (the “Stock Unit Award” or “Award”) with respect to the number of stock units provided in the Notice of Grant Agreement (“Grant Notice”) corresponding to that particular Award grant (subject to adjustment as provided in Section 7.1 of the Plan) (the “Stock Units”). As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and these Terms. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth on the Grants tab on the CEFS website (www.ubs.com/cefs/qlgc) is referred to as the “Award Date.” Capitalized terms are defined in the Plan if not defined herein. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to Section 2. The Stock Units shall not be treated as property or as a trust fund of any kind.
          The Grant Notice and these Terms are collectively referred to as the “Stock Unit Award Agreement” applicable to the Stock Units, or this “Stock Unit Award Agreement.”
2.	Vesting.
          Subject to adjustment under Section 7.1 of the Plan and further subject to early termination under Section 6 of these Terms and Section 7.4 of the Plan, the Award shall vest and become non-forfeitable with respect to twenty-five (25%) of the total number of Stock Units on each of the first, second, third and fourth anniversaries of the Award Date.
3.	Continuance of Employment/Service Required; No Employment/Service Commitment.
          The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Stock Unit Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 6 below or under the Plan.

          Nothing contained in this Stock Unit Award Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation.
4.	Dividend and Voting Rights.
         4.1 Limitations on Rights Associated with Stock Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.
5.	Crediting of Vested Stock Unit Awards; Tax Withholding.
          5.1 Crediting of Vested Stock Unit Awards.
          On or as soon as administratively practical following each vesting of the applicable portion of the total Award pursuant to Section 2 or Section 8, the Corporation shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Stock Units subject to this Award that vest on the applicable vesting date, unless such Stock Units terminate prior to the given vesting date pursuant to Section 6. The Corporation’s obligation to deliver or credit shares of Common Stock with respect to vested Stock Units is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares with respect to the vested Stock Units (a) deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan and (b) make arrangements satisfactory to the Corporation to pay or otherwise satisfy the tax withholding requirements with respect to the vested Stock Units. The Grantee shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 6.
          The Corporation has established a web – based system for managing Stock Unit Awards. Currently, UBS Financial Services, Inc. manages Stock Unit Awards. In the event that the Grantee wishes to sell shares of Common Stock granted pursuant to a vested Stock Unit Award, the Grantee must contact UBS either by logging on to the UBS OneSource website (http://www.ubs.com/onesource/qlgc) or by calling the UBS Call Center at 1-866-756-4421. UBS will request from the Grantee information regarding the Common Stock to be sold and the order type. In addition, the Grantee may elect to have income taxes withheld at higher than the statutory rate.

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     5.2 Responsibility for Taxes. The ultimate liability for any and all tax, social insurance and payroll tax withholding legally payable by an employee under applicable law (including without limitation laws of foreign jurisdictions)(“Tax-Related Items”) is and remains Grantee’s responsibility and liability and the Corporation (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Award and the subsequent sale of the shares of Common Stock subject to the Award; and (b) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items.
          Upon the granting of a Stock Unit Awards or the vesting of shares of the Common Stock in respect of the Stock Unit Awards, the Corporation (or the Subsidiary last employing the Grantee) shall have the right at its option to (a) require the Grantee to pay or provide for payment in cash of the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such payment and/or distribution, or (b) deduct from any amount payable to the Grantee the amount of any taxes which the Corporation or the Subsidiary may be required to withhold with respect to such payment and/or distribution. In any case where a tax is required to be withheld in connection with Stock Unit Awards or the delivery of shares of Common Stock under this Stock Unit Award Agreement, the Administrator may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of Stock Unit Awards or shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy such withholding obligation at the minimum applicable withholding rates. Alternatively, or in addition, if permissible under local law, the Corporation may sell or arrange for the sale of shares of Common Stock that Grantee is due to acquire to meet the minimum withholding obligations for Tax-Related Items. Finally, Grantee shall pay to the Corporation any amount of any Tax-Related Items that the Corporation may be required to withhold as a result of Grantee’s participation in the Plan or Grantee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described.
6. Early Termination of Award.
     The Grantee’s Stock Units shall terminate to the extent such units have not become vested prior to the first date the Grantee is no longer employed by the Corporation or one of its Subsidiaries, regardless of the reason for the termination of the Grantee’s employment with the Corporation or a Subsidiary, whether with or without cause, voluntarily or involuntarily. If the Grantee is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Grantee for purposes of this Agreement, unless the Grantee otherwise continues to be employed by the Corporation or another of its Subsidiaries following such event. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Stock Unit Award Agreement.

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7. Restrictions on Transfer.
     Neither the Stock Unit Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.
8. Adjustment.
     The Administrator may accelerate payment and vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments if appropriate in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Stock Unit Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are paid pursuant to Section 4.2.
9. Data Privacy Consent.
     Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Corporation, its Subsidiaries, or affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.
     Grantee further understands that the Corporation, its Subsidiaries or affiliates hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock held in the Corporation and details of all Awards or other entitlements to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Grantee’s country. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired upon vesting of the Award. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting the Corporation’s human resources department. Grantee understands that withdrawal of consent may affect Grantee’s ability to exercise or realize benefits from the Award.

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10. Nature of Grant.
     In accepting the grant of the Award, Grantee acknowledges that: (i) the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, suspended or terminated by the Corporation at any time, as provided in the Plan and these Terms; (ii) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of stock units, or benefits in lieu of stock units even if stock units have been granted repeatedly in the past; (iii) all decisions with respect to future grants will be at the sole discretion of the Corporation; (iv) Grantee’s participation in the Plan shall not create a right to further employment and shall not interfere with the ability of the Corporation or its subsidiaries to terminate Grantee’s employment relationship at any time with or without cause; (v) Grantee’s participation in the Plan is voluntary; (vi) in the event that Grantee is not an employee of the Corporation, the Award grant will not be interpreted to form an employment contract or relationship with the Corporation, and furthermore, the Award grant will not be interpreted to form an employment contract with the Corporation and any of its Subsidiaries or affiliates; (vii) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (viii) if Grantee vests in his or her Award and shares of Common Stock are no longer restricted, the value of those shares of Common Stock acquired upon vesting may increase or decrease in value, even below the price at which such Award was originally granted; and (x) no claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or shares of Common Stock acquired pursuant to the Award and Grantee irrevocably releases the Corporation and its Subsidiaries and affiliates from any such claim that may arise.
11. Notices.
     Any notice to be given under the terms of this Stock Unit Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.
12. Plan.
     The Award and all rights of the Grantee under this Stock Unit Award Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Stock Unit Award Agreement. The Grantee acknowledges having read and understanding the Plan and this Stock Unit Award Agreement. Unless otherwise expressly provided in other sections of this Stock Unit Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the

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Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
13. Entire Agreement.
     This Stock Unit Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Stock Unit Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
14. Governing Law.
     This Stock Unit Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
15. Effect of this Agreement.
     Subject to the Corporation’s right to terminate the Award pursuant to Section 7.4 of the Plan, this Stock Unit Award Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.
16. Limitation on Participant’s Rights.
     Participation in the Plan confers no rights or interests other than as herein provided. This Stock Unit Award Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Grantee shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.
17. Section Headings.
     The section headings of this Stock Unit Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

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18. Construction.
     It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Stock Unit Award Agreement shall be construed and interpreted consistent with that intent.
19. Acceptance.
     In accepting the grant of the Award, Grantee acknowledges receipt of a copy of the Plan, the Grant Notice and these Terms. Grantee has read and understands the terms and provisions thereof, and has accepted the Award subject to all terms and conditions of the Plan, the Grant Notice and these Terms. Grantee acknowledges that there may be adverse tax consequences upon vesting of the Award or disposition of the shares of Common Stock acquired upon vesting of the Award and that Grantee should consult a tax adviser prior to such exercise or disposition.

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Exhibit D
(Section 5.3)
QLOGIC CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between QLogic Corporation, a Delaware corporation (the “Company”), and                      (the “Executive”).
RECITALS
     A. The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.
     B. The Executive is a key executive of the Company.
     C. Should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.
     D. Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.
     E. This Agreement provides the benefits the Executive will be entitled to receive upon certain terminations of employment in connection with a Change in Control from and after the Effective Date and supersedes and negates all previous agreements with respect to such benefits.
     NOW THEREFORE, to help assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:
Section 1. Term
     This Agreement shall be effective as of [                    ,                     ] (the “Effective Date”). This Agreement will continue in effect through the second anniversary of the Effective Date. However, upon the first anniversary of the Effective Date and upon each subsequent anniversary of the Effective Date, the term of this Agreement shall be extended automatically for one (1)

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additional year (such that upon the first anniversary of the Effective Date the term of this Agreement shall be extended through the third anniversary of the Effective Date and so on), unless the Committee delivers written notice prior to such anniversary of the Effective Date to the Executive that this Agreement will not be extended or further extended, as the case may be, and if such notice is given this Agreement will terminate at the end of the term then in progress.
     Notwithstanding the foregoing, in the event a Change in Control occurs during the original or any extended term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. For purposes of clarity, subject to Section 3.1, benefits shall be payable to the Executive under this Agreement only with respect to a single Change in Control of the Company. Accordingly, no Change in Control after the first Change in Control shall be considered for purposes of this Agreement.
Section 2. Definitions
          Whenever used in this Agreement, the following terms shall have the meanings set forth below:
A.	“Accrued Obligations” means:
(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the Severance Date; and

(ii)	any Annual Bonus earned as of the Severance Date with respect to the fiscal year preceding the year in which the Severance Date occurs (if the Executive was employed by the Company on the last day of that fiscal year) that had not previously been paid.
B.	“Agreement” means this Change in Control Severance Agreement.

C.	“Annual Bonus” means the Executive’s annual incentive cash bonus opportunity.

D.	“Base Salary” means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

E.	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2.

F.	“Board” means the Board of Directors of the Company.

G.	“Cause” means the occurrence of any of the following:
(i)	the Executive is convicted of, or has pled guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability); or

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(ii)	the Executive has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties to the Company; or

(iii)	the Executive willfully and repeatedly fails to perform or uphold his duties to the Company; or

(iv)	the Executive willfully fails to comply with reasonable directives of the Board which are communicated to him in writing;
provided, however, that no act or omission by the Executive shall be deemed to be “willful” if the Executive reasonably believed in good faith that such acts or omissions were in the best interests of the Company.

H.	“Change in Control” means any of the following:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1), (2) and (3) below, and (E) any acquisition by a Person who owned more than 30% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an Affiliate of any such Person;

(ii)	A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption

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of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (ii) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(1)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above.

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Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control.

I.	“Code” means the United States Internal Revenue Code of 1986, as amended.

J.	“Committee” means the Compensation Committee of the Board.

K.	“Company” means QLogic Corporation, a Delaware corporation, or any successor thereto as provided in Article 7.

L.	“Disability” means disability as defined in the Company’s long-term disability plan in which the Executive participates at the relevant time or, if the Executive does not participate in a Company long-term disability plan at the relevant time, such term shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

M.	“Effective Date” has the meaning given to such term in Article 1 hereof.

N.	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

O.	“Executive” means the individual identified in the first sentence, and on the signature page, of this Agreement.

P.	“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:
(i)	A material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive. The change in status of the Company from a publicly-traded company to a company the securities of which are not publicly-traded (including any related termination of the Company’s reporting obligations under the Exchange Act) shall not, in and of itself, constitute Good Reason or a material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities.

(ii)	A reduction by the Company in either the Executive’s Base Salary or the Executive’s Annual Bonus opportunity as in effect immediately prior to the start of the Protected Period or as the same shall be increased from time to time.

(iii)	A material reduction in the Executive’s relative level of coverage and accruals under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates

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immediately prior to the start of the Protected Period, both in terms of the amount of benefits provided, and amounts accrued. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is provided to other senior executives of the Company.

(iv)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 7.

(v)	The Executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that is more than fifty (50) miles from his principal place of employment for the Company at the start of the corresponding Protected Period.
The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Executive does not terminate employment and claim Good Reason for such termination within ninety (90) days after the Executive has knowledge of an event or circumstance that would constitute Good Reason, then the Executive shall be deemed to have waived his right to claim Good Reason as to that specific fact or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate, event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Executive’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Executive’s authorities (when taken into consideration with the first reduction) constitutes a “material reduction” in the nature or status of the Executive’s authorities from their level in effect on the day immediately prior to the start of the Protected Period).

Q.	“Protected Period” with respect to a Change in Control of the Company shall mean the period commencing on the date that is six (6) months prior to the date of such Change in Control and ending on the date of such Change in Control.

R.	“Qualifying Termination” has the meaning given to such term in Section 3.2(a).

S.	“Severance Benefits” means the payments and/or benefits provided in Section 3.3.

T.	“Severance Date” means the date on which the Executive’s employment with the Company and its subsidiaries terminates for any reason (whether or not as a result of a Qualifying Termination).

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U.	“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
Section 3. Severance Benefits
     3.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company the Severance Benefits described in Section 3.3 if the Executive has incurred a Qualifying Termination and satisfies the release requirements set forth in Section 3.7.
          The Executive shall not be entitled to receive Severance Benefits if his employment terminates (regardless of the reason) before the Protected Period corresponding to a Change in Control of the Company or more than twenty-four (24) months after the date of a Change in Control of the Company.
     3.2 Qualifying Termination.
(A)	Subject to Sections 3.2(c), 3.4, and 3.5, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:
(i)	An involuntary termination of the Executive’s employment by the Company for reasons other than Cause;

(ii)	A voluntary termination of employment by the Executive for Good Reason;

(iii)	A failure or refusal by a successor company to assume by written instrument the Company’s obligations under this Agreement, as required by Article 7; or

(iv)	A repudiation or breach by the Company or any successor company of any of the provisions of this Agreement.
For purposes of determining any benefits payable hereunder, the date on which the succession referred to in clause (iii) becomes effective and the date on which the repudiation or breach referred to in clause (iv) occurs, as applicable, shall be deemed to be the Executive’s Severance Date.

B.	If more than one of the events set forth in Section 3.2(a) occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to but a single payment of the Severance Benefits.

C.	Notwithstanding anything else contained herein to the contrary, the Executive’s termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company

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prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

D.	Notwithstanding anything else contained herein to the contrary, the Executive’s Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement). For purposes of the foregoing, any cash severance benefits payable to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to the Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of this paragraph, the Committee shall reasonably determine the value of any non-cash benefits.
     3.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1, 3.2 and 3.8, the Company shall pay and provide to the Executive (in addition to the Accrued Obligations) the following:
A.	The Company will pay to the Executive an amount equal to one and one-half (1.5) times the sum of (i) the Executive’s Base Salary, and (ii) the Executive’s Annual Bonus. For purposes of this Section 3.3(a), the Executive’s “Base Salary” shall be deemed to be the Executive’s highest annualized rate of Base Salary in effect at any time after the commencement of the Protected Period and on or before the Executive’s Severance Date, and the Executive’s “Annual Bonus” shall be the greater of (x) the Executive’s maximum Annual Bonus opportunity for the fiscal year in which the Executive’s Severance Date occurs, and (y) the highest aggregate bonus(es) paid by the Company to the Executive for any one of the three (3) full fiscal years of the Company immediately preceding the Executive’s Severance Date. Notwithstanding the foregoing provisions, if the Executive would be entitled to a greater cash severance payment in the circumstances under the terms of any employment agreement then in effect than the amount determined under the first sentence of this Section 3.3(a), the Executive shall be entitled to such greater cash severance payment only and no additional payment shall be made under this Section 3.3(a).

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B.	The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall cease upon the first to occur of (a) the second anniversary of the Severance Date; (b) the Executive’s death; (c) the date the Executive becomes eligible for coverage under the health plan of a future employer; or (d) the date the Company or its affiliates ceases to offer any group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive.

(c)	Notwithstanding any other provision herein or in any other document, any stock option or other equity-based award granted by the Company to the Executive, to the extent such award is outstanding and has not vested as of the Executive’s Severance Date, shall automatically become fully vested as of the Severance Date. In the event that the Executive has a Qualifying Termination during the Protected Period related to a Change in Control, any stock option or other equity-based award granted by the Company to the Executive, to the extent such award had not vested and was cancelled or otherwise terminated upon or prior to the date of the related Change in Control solely as a result of such Qualifying Termination, shall be reinstated and shall automatically become fully vested, and, in the case of stock options or similar awards, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.
     3.4 Termination Due to Disability, Death or Retirement. Termination of the Executive’s employment due to the Executive’s death or Disability is not a Qualifying Termination, and upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations. However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive (but not the death of the Executive), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to the benefits provided by this Agreement for a Qualifying Termination. A voluntary termination of employment by the Executive due to the Executive’s retirement is not a Qualifying Termination, and upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations. However, if immediately prior to the Executive’s retirement (but not death), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon his retirement he shall (subject to Section 3.2(c)) be entitled to the benefits provided by this Agreement for a Qualifying Termination.
     3.5 Termination for Cause or by the Executive Other Than for Good Reason Termination of the Executive’s employment by the Company for Cause or by the Executive

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other than for Good Reason does not constitute a Qualifying Termination. Upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations.
     3.6 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     3.7 Release. This Section 3.7 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 3.3, the Executive (or, in the event of the Executive’s death following a Qualifying Termination, the Executive’s estate) shall, upon or promptly following the Executive’s Severance Date (or, if later, the date of the relevant Change in Control of the Company), provide the Company with a valid, executed, written release of claims (in the form attached hereto as Exhibit A or such similar form as the Company may reasonably require in the circumstances) (the “Release”), and such Release shall have not been revoked by the Executive (or the Executive’s estate, as applicable) pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment or provide any benefit to the Executive pursuant to Section 3.3 unless and until the Release contemplated by this Section 3.7 becomes irrevocable by the Executive (or the Executive’s estate, as applicable) in accordance with all applicable laws, rules and regulations.
     3.8 Exclusive Remedy. The Executive agrees that the payments and benefits contemplated by Section 3.3 shall, if the Release contemplated by Section 3.7 is signed and the amounts paid, constitute the exclusive and sole remedy for any termination of his employment and in such case the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.
Section 4. Form and Timing of Severance Benefits; Tax Withholding;
     4.1 Form and Timing of Severance Benefits. The Severance Benefits described in Section 3.3(a) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Severance Date, but in no event beyond the later of (a) thirty (30) days from the date of the Executive’s Severance Date, or (b) thirty (30) days after the date that the Release delivered by the Executive to the Company pursuant to Section 3.7 becomes irrevocable by the Executive in accordance with applicable law; provided, however, that payment of any and all Severance Benefits are subject to the provisions of Section 8.14.
     4.2 Withholding of Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local

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income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
Section 5. Section 280G. Notwithstanding any other provision herein, the Executive shall be covered by the provisions set forth in Exhibit B hereto, incorporated herein by this reference.
Section 6. The Company’s Payment Obligation
     6.1 Payment of Obligations Absolute. Except as provided in Sections 3.7, 4.2 and in Article 5, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 5; provided that the Executive does not revoke the Release or otherwise take action to render the Release unenforceable.
     6.2 Contractual Right to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
     6.3 Pension Plans; Duplicate Benefits. All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plans, supplemental retirement plans, nonqualified deferred compensation plans, bonus plans, and any disability, workers’ compensation or other Company benefit plan distribution that the Executive is entitled to as of his Severance Date. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Agreement shall be considered compensation for purposes of any such benefit plan.
Section 7. Successors and Assignment
     7.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this

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Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.
     7.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
Section 8. Miscellaneous
     8.1 Employment Status. Except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.
     8.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s Beneficiary in accordance with the terms of this Agreement. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.
     8.3 Gender and Number. Where the context requires herein, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
     8.4 Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
     8.5 Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
     8.6 Entire Agreement. This Agreement, together with any employment agreement and any written agreement evidencing any stock option or other equity-based incentive award previously granted by the Company, embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the Effective Date, this Agreement shall supersede all other agreements of the parties hereto that are prior to or contemporaneous with the Effective Date and that directly or indirectly bear upon the subject matter hereof, other than any prior agreement relating to any right to indemnification the Executive may have from the Company or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or may incur as an employee, officer or director of the Company

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or its affiliates. Any negotiations, correspondence, agreements, proposals or understandings prior to the Effective Date relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. This Agreement is an integrated agreement.
     8.7 Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
     8.8 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     8.9 Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree hereto that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief

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granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.
     8.10 Notices.
A.	All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties hereto as follows:
     (i) if to the Company:

QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
Attn: General Counsel

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
Attn: Gary Singer, Esq.
               (ii) if to the Executive, at the last address of the Executive on the books of the Company.
(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.10 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.
     8.11 Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
     8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear

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the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
     8.13 Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
8.14	Section 409A.

A.	Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code (“Section 409A”), the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Company therefor promptly after the end of such period. The provisions of this Section 8.14 shall only apply if, and to the extent, required to comply with Section 409A.

B.	To the extent that this Agreement or any plan, program or award of the Company in which the Executive participates or which has been or is granted by the Company to the Executive, as applicable, is subject to Section 409A, the Company and the Executive agree that the terms and conditions of this Agreement and such other plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to comply with Section 409A.
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     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

QLogic Corporation, a Delaware corporation

By:

Print Name:
Title:

“EXECUTIVE”

16

EXHIBIT A
GENERAL RELEASE AGREEMENT
     1. Release.                      (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue QLogic Corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, shareholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the California Family Rights Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 3 of the Change in Control Severance Agreement dated as of [                    ,                     ] by and between the Company and Executive (the “Change in Control Agreement”), or (2) any equity-based awards previously granted by the Company to Executive (as amended by the Change in Control Agreement). In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
     Notwithstanding anything contained above to the contrary, Executive shall not be required to release any rights he has to benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; rights under COBRA; rights to receipt of benefits otherwise due him under the Corporation’s 401(k) plan (if any); rights to be indemnified or to have expenses paid and/or advanced to him in connection with any claims against him as to which he has been indemnified by the Corporation under its charter documents, state corporate or similar law, any indemnification agreement with the Corporation during his tenure as an officer of the Corporation, or under any Corporation insurance policy providing such coverage; or any post-employment rights under any equity award agreement.
     2. Acknowledgement of Payment of Wages. Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Agreement.

          3. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
          4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
          (a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;
          (b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
          (c) He was given a copy of this Agreement on [                    ] and informed that he had twenty-one (21) days within which to consider the Agreement and that if he wished to executive this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;
          (d) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
          (e) He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.

          5. No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
          6. Miscellaneous. The following provisions shall apply for purposes of this Agreement:
          (a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
          (b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
          (c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
          (d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
          (e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
          (f) Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
          (g) Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Change in Control Agreement.
          (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
[Remainder of page intentionally left blank]

     The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
     EXECUTED this                        day of                       20     , at                                           County,                     .

“Executive”

QLOGIC CORPORATION

By:
[NAME]
[TITLE]

EXHIBIT A-1
ACKNOWLEDGMENT AND WAIVER
     I,                     , hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.
     I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
     EXECUTED this            day of                       20      , at                       County,                      .

EXHIBIT B
SECTION 280G PROVISIONS
1.1	Gross-Up Payment. In the event it is determined (pursuant to Section 1.2) or finally determined (as defined in Section 1.3(c)) that any payment, distribution, transfer, or benefit by the Company, or a direct or indirect subsidiary or affiliate of the Company, to or for the benefit of the Executive or the Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets, but determined without regard to any additional payments required under this Exhibit B) (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to the Executive (or to the applicable taxing authority on the Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

1.2	Determination of Gross-Up.
(a)	Except as provided in Section 1.3, the determination that a Payment is subject to an Excise Tax shall be made in writing by a nationally recognized accounting firm or executive compensation consulting firm selected by the Company (the “Accounting Firm”). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Company and the Executive.

(b)	For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Executive’s residence on the date that the Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.
1.3	Notification.
(a)	The Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit B except to the extent of actual damages suffered by the Company as a result of such failure. The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Executive shall:
(1)	give the Company any information reasonably requested by the Company relating to such claim;

(2)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

(3)	cooperate with the Company in good faith in order effectively to contest such claim; and

(4)	permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

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(b)	Without limitation on the foregoing provisions of this Section 1.3, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive, and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

(c)	If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3(a), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s compliance with the requirements of this Exhibit B) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3(a), it is finally determined that the Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(d)	For purposes of this Exhibit B, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the 15-day period referred to in Section 1.3(a) if the Company or the Executive’s Employer has not notified the Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of

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appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to the Executive that the Company intends to continue to pursue such contest).
1.4	Underpayment and Overpayment. It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 1.2. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment. In the event of an Overpayment, the Executive shall promptly pay to the Company the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Company. The Executive shall make such payment to the Company as soon as administratively practicable after the Company notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

1.5	Compliance with Law. Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would constitute such a violation, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void to the extent required by such Act.

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